EXHIBIT 99.2

SHAREHOLDERS AGREEMENT

by and among

FOCUS MEDIA HOLDING LIMITED

JJ MEDIA INVESTMENT HOLDING LIMITED

FRONT LEAD INVESTMENTS LIMITED

LIMIN LI

and

VISIONCHINA MEDIA INC.

as of

January 13, 2011

Source: VISIONCHINA MEDIA INC., SC 13D/A, July 12, 2011	Powered by Morningstar Document Research.

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i

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT, dated as of January 13, 2011 (this “Agreement”), is made by and among VISIONCHINA MEDIA INC., a company organized under the laws of the Cayman Islands (the “ Company “), FOCUS MEDIA HOLDING LIMITED, a company organized under the laws of the Cayman Islands (the “ Focus Shareholder “), JJ MEDIA INVESTMENT HOLDING LIMITED, a company organized under the laws of the British Virgin Islands (the “ JJ Media Shareholder “), FRONT LEAD INVESTMENTS LIMITED, a company organized under the laws of the British Virgin Islands (the “ Existing Shareholder “), and Limin Li, an individual whose PRC ID no. is 440301610103081 (each a “ Party “ and collectively the “ Parties “).

RECITALS

WHEREAS, the Focus Shareholder and the Company, among others, have entered into a Securities Purchase Agreement dated as of December 30, 2010 (the “ Securities Purchase Agreement “), pursuant to which, among other things, the Focus Shareholder will purchase from the Company, and the Company will issue to the Focus Shareholder, 15,331,305 common shares, par value US$0.0001 per share, of the Company (the “ Common Shares “) at the Closing;

WHEREAS, the Existing Shareholder owns 16,507,762 Common Shares immediately prior to the Closing; and

WHEREAS, it is a condition to the Closing under the Securities Purchase Agreement that the Parties shall have executed this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Defined Terms. Unless specifically indicated otherwise in this Agreement, the following defined terms shall have the meanings ascribed thereto in this Article I.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and with respect to an individual also means any spouse, parent, child, brother or sister of such Person.

“Affiliate Transferee” has the meaning set forth in Section 3.2(a).

“Agreement” means this Shareholders Agreement and the schedules and exhibits hereto, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Articles of Association” means, with respect to the Company, the memorandum and articles of association of the Company, as amended from time to time.

“Beneficial Owner” and “Beneficially Own” have the meaning set forth in Rules 13d-3 and 13d-5 of the Exchange Act.

“Board of Directors” has the meaning set forth in Section 2.1(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, the PRC, and New York, New York, USA.

“Closing” means the Closing as defined under the Securities Purchase Agreement.

“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble to this Agreement.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with “) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise;  provided  that no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of any investment in the Company. For purposes of this Agreement, the Existing Shareholder “controlled” by a Controller shall mean the Existing Shareholder whose name is set out next to the name of that Controller in  Schedule 1 .

“Controller” means any Party who controls the Existing Shareholder and includes the Parties listed in Schedule 1 as “Controllers” and “Controller” means any one of them.

“Controller Affiliate Transferee” has the meaning set forth in Section 3.2(d).

“Defaulting Party” has the meaning set forth in Section 4.4.

“Dispute” has the meaning set forth in Section 5.2.

“Exchange” means the NASDAQ National Market.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“Existing Shareholder” has the meaning set forth in the preamble to this Agreement.

“Existing Shareholder RFO Exercise Notice” has the meaning set forth in Section 3.4(e).

“Existing Shareholder RFO Notice” has the meaning set forth in Section 3.4(d).

“Existing Shareholder RFO Response Period” has the meaning set forth in Section 3.4(e).

“Existing Shareholder Right of First Offer” has the meaning set forth in Section 3.4(e).

“Focus Shareholder” has the meaning set forth in the preamble to this Agreement.

“Focus Group Shareholder” shall mean any of (i) Focus Shareholder and (ii) each of its Affiliates that is a Shareholder in accordance with the terms and provisions of this Agreement from time to time.

“Focus Nominee” has the meaning set forth in Section 2.1(b).

“Focus RFO Exercise Notice” has the meaning set forth in Section 3.4(c).

“Focus RFO Notice” has the meaning set forth in Section 3.4(b).

“Focus RFO Response Period” has the meaning set forth in Section 3.4(c).

“Focus Right of First Offer” has the meaning set forth in Section 3.4(c).

“Governmental Authority” means any national, federal, state, local or foreign or domestic government or political subdivision thereof, governmental department, commission (including without limitation the U.S. Securities and Exchange Commission), court, arbitrator, board, bureau, agency, regulatory authority, instrumentality, tribunal, judicial statutory or administrative body having jurisdiction over the matter or matters in question.

“HKIAC” has the meaning set forth in Section 5.2(a).

“Immediate Family Member” means, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings (in each case whether adoptive or biological), (b) current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by the foregoing.

“JJ Media Shareholder” has the meaning set forth in the preamble to this Agreement.

“JJ Media RFO Common Shares” has the meaning set forth in Section 3.4(b).

“JJ Media RFO Purchase Period” has the meaning set forth in Section 3.4(f).

“JJ Media Transfer Shares” has the meaning set forth in Section 3.4(g).

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lien” means, with respect to any asset (including any security) any mortgage, assignment of receivables, debenture, lien, claim, charge (whether fixed or floating), pledge, title retention, right to acquire, hypothecation, security interest, option, levy, proxy, right of first refusal, and any other encumbrance or condition whatsoever, but excluding any right of first offer provided for under this Agreement.

“Lock Up Period” has the meaning set forth in Section 3.1(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” has the meaning set forth in Section 3.2.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of entity.

“PRC” means the People’s Republic of China.

“RFO Common Shares” has the meaning set forth in Section 3.3(b).

“RFO Exercise Notice” has the meaning set forth in Section 3.3(c).

“RFO Notice” has the meaning set forth in Section 3.3(b).

“RFO Offeror” has the meaning set forth in Section 3.3(a).

“RFO Purchase Period” has the meaning set forth in Section 3.3(d).

“RFO Response Period” has the meaning set forth in Section 3.3(c).

“Right of First Offer” has the meaning set forth in Section 3.3(c).

“Securities Purchase Agreement” has the meaning set forth in the preamble to this Agreement.

“Shareholders” means (i) each Focus Group Shareholder, (ii) the Existing Shareholder and (iii) each Person who becomes a party to or bound by the provisions of this Agreement in accordance with its terms.

“Transfer” shall mean any direct or indirect sale, transfer, gift, assignment, or other disposition, and “ Transferred “ shall be construed accordingly.

“Transfer Period” has the meaning set forth in Section 3.3(e).

“UNCITRAL Rules” has the meaning set forth in Section 5.2(a).

“U.S. Dollars” or “US$” means United States dollars, the official currency of the United States of America.

1.2. Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns;

(i) a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

GOVERNANCE MATTERS

2.1. Board of Directors.

(a) The Existing Shareholder and the Company shall cause to be nominated and exercise their respective reasonable best efforts to cause to be elected, in each case subject to the Articles of Association and applicable Law, one appropriately qualified designee of the Focus Shareholder to the Board of Directors of the Company (the “ Board of Directors “) on or before June 30, 2011. Thereafter, for so long as the Focus Shareholder, together with its Affiliates, owns at least five percent (5%) or more of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Focus Shareholder and its Affiliates are directly or indirectly convertible or exercisable), at any election of directors of the Company, the Focus Shareholder shall have the right to nominate one candidate for election to the Board of Directors. The Company and the Existing Shareholder shall use their respective reasonable best efforts to cause such person (or any substitute or replacement designated or nominated by the Focus Shareholder) to be a candidate recommended by the Board of Directors and elected a Director of the Company, including soliciting proxies for such person to the same extent it does for any other nominees of its Board of Directors.

(b) Any person nominated or designated pursuant to this Section 2.1 shall be a “Focus Nominee.” Prior to the Focus Nominee being elected to the Board of Directors, the Existing Shareholders and the Company shall use their respective reasonable best efforts to cause one designee of the Focus Shareholder to be appointed an observer to attend all meetings of the Board of Director in a nonvoting capacity. The Company shall provide such observer with copies of all notices, minutes, consents and other materials that it provides to the Directors at the same time and in the same manner as provided to the Directors and notify such observer of all regular and special meetings of any committee of the Board of Directors. For the avoidance of doubt, such observer shall not be entitled to attend any meeting of any committee of the Board of Directors.

(c) Notwithstanding anything to the contrary contained herein, if the Focus Nominee resigns, is removed pursuant to Section 2.1(d) or otherwise, or is unable to continue to serve as a Director of the Company, the Focus Shareholder may designate a replacement Director and the Existing Shareholder and the Company shall use their respective reasonable best efforts to cause such person to be elected a Director, provided however, that in each case, the Focus Shareholder remains entitled to nominate and designate one Director pursuant to this Section 2.1.

(d) Any Director of the Company may be removed from the Board of Directors in accordance with applicable law and the governing documents of the Company; provided, however, that with respect to the Focus Nominee, neither the Existing Shareholder nor the Company shall take any action to cause any such removal without the prior written consent of the Focus Shareholder unless such removal is required by applicable law or such Director is no longer qualified to serve as a Director pursuant to applicable SEC or regulatory requirements, or a generally applicable policy of the Board of Directors.

(e) The Company and the Existing Shareholder shall ensure, to the extent permitted by applicable law, that any Directors nominated or designated pursuant to this Section 2.1 shall enjoy the same rights, capacities, entitlements, indemnification rights and compensation as any other members of the Board of Directors. The Focus Nominee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors (or any committee thereof) to the same extent as other members of the Board of Directors. The Company shall notify the Focus Nominee of all regular meetings and special meetings of the Board of Directors and, if the Focus Nominee is a member of any committee thereof, of all regular and special meetings of such committee. The Company shall provide the Focus Nominee with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors concurrently with such materials being provided to the other members.

(f) The Company and the Existing Shareholder shall not take any action that would result in any amendment to the governing documents of the Company inconsistent with the provisions of this Section 2.1.

ARTICLE III

RESTRICTIONS ON TRANSFER

3.1. Transfer Restrictions on Common Shares.

(a) For a period of 180 days commencing on the date of Closing (the “Lock Up Period”), neither the Existing Shareholder nor the Controller of such Existing Shareholder, as the case may be, shall, directly or indirectly, Transfer or grant or suffer to exist any Lien with respect to any Common Shares from time to time held, owned or Beneficially Owned by the Existing Shareholder or the Controller of such Existing Shareholder, as the case may be, or any equity interests in the Existing Shareholder held, directly or indirectly, by the Controller of such Existing Shareholder other than the Permitted Transfers set forth in Section 3.2.

(b) Following the Lock Up Period until the earlier of (i) the fifth anniversary of the date on which the Lock Up Period expires, and (ii) the date on which the Focus Shareholder, together with its Affiliates, owns less than five percent (5%) of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Focus Shareholder and its Affiliates are directly or indirectly convertible or exercisable) (the “ Existing Shareholder Restrictive Period “), neither the Existing Shareholder nor the Controller of the Existing Shareholder shall, directly or indirectly, Transfer or grant or suffer to exist any Lien with respect to any Common Shares from time to time held, owned or Beneficially Owned by the Existing Shareholder or the Controller of the Existing Shareholder, as the case may be, or any equity interests in the Existing Shareholder held, directly or indirectly, by the Controller of the Existing Shareholder other than Permitted Transfers set forth in Section 3.2 or Transfers pursuant to Section 3.3.

(c) Following the date of the Closing until the earlier of (i) the fifth anniversary of the date on which the Lock Up Period expires, and (ii) the date on which the Existing Shareholder, together with its Affiliates, owns less than five percent (5%) of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Existing Shareholder and its Affiliates are directly or indirectly convertible or exercisable) (the “ Focus Shareholder Restrictive Period “), the Focus Shareholder may not, directly or indirectly, Transfer or grant or suffer to exist any Lien with respect to any Common Shares from time to time held, owned or Beneficially Owned by it other than Permitted Transfers set forth in Section 3.2 or Transfers pursuant to Section 3.3.

(d) Following the date of the Closing until the earlier of (i) the fifth anniversary of the date on which the Lock Up Period expires, and (ii) the date on which each of the Existing Shareholder, together with its Affiliates, and the Focus Shareholder, together with its Affiliates owns less than five percent (5%) of all of the outstanding Common Shares

(counting for such purposes all Common Shares into or for which the securities of the Company owned by the Existing Shareholder and its Affiliates or the Focus Shareholder and its Affiliates, as the case may be, are directly or indirectly convertible or exercisable) (the “ JJ Media Shareholder Restrictive Period “), the JJ Media Shareholder may not, directly or indirectly, Transfer or grant or suffer to exist any Lien with respect to any Common Shares from time to time held, owned or Beneficially Owned by it other than Permitted Transfers set forth in Section 3.2 or Transfers pursuant to Section 3.4.

(e) Any attempt by any of the Focus Shareholder, the JJ Media Shareholder, the Existing Shareholder and the Controller of such Existing Shareholder to Transfer or grant or suffer to exist any Lien (by operation of law or otherwise) with respect to any Common Shares or any equity interests in the Existing Shareholder held, directly or indirectly, by the Controller of the Existing Shareholder in violation of this ARTICLE III shall be null and void and the Company shall not give any effect to such attempted Transfer or Lien in the Company’s books and records.

3.2. Permitted Transfers of Common Shares. Subject to any applicable restrictions on Transfer of Common Shares under the Securities Purchase Agreement, the following Transfers of Common Shares or equity interests in the Existing Shareholder held, directly or indirectly, by the Controller of the Existing Shareholder (each a “ Permitted Transfer “) shall be permitted in accordance with the following provisions:

(a) At any time, the Transfer of Common Shares by any of the Focus Shareholder, the JJ Media Shareholder and the Existing Shareholder to its Affiliate (such Affiliate, the “ Affiliate Transferee “),  provided  that:

(i) such Affiliate Transferee shall become a party to this Agreement and shall be bound by the terms of this Agreement as the Focus Shareholder, the JJ Media Shareholder or an Existing Shareholder, as the case may be;

(ii) the Focus Shareholder, the JJ Media Shareholder or the Existing Shareholder, as the case may be, and the Affiliate Transferee shall be jointly and severally liable for any breach by either of them of this Agreement; and

(iii) prior to ceasing to be an Affiliate of the Focus Shareholder, the JJ Media Shareholder or the Existing Shareholder, as the case may be, such Affiliate Transferee shall Transfer such Common Shares back to the Focus Shareholder, the JJ Media Shareholder or the Existing Shareholder, as the case may be, or to another Affiliate of the Focus Shareholder, the JJ Media Shareholder or the Existing Shareholder, as the case may be, in a Permitted Transfer;

(b) Following the Lock Up Period, if applicable, the Transfer of Common Shares pursuant to Rule 144 of the Securities Exchange Act of 1934, as amended;

(c) Following the Lock Up Period, if applicable, the Transfer of Common Shares pursuant to a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended;

(d) At any time, the Transfer of equity interests in the Existing Shareholder held, directly or indirectly, by the Controller of such Existing Shareholder to its Affiliate or Immediate Family Member (such Affiliate, the “ Controller Affiliate Transferee “),  provided  that:

(i) prior written notice has been given to the Focus Shareholder;

(ii) the Controller of such Existing Shareholder and Controller Affiliate Transferee shall be jointly and severally liable for any breach by either of them of this Agreement; and

(iii) prior to ceasing to be an Affiliate or Immediate Family Member of the Controller of such Existing Shareholder, such Controller Affiliate Transferee shall Transfer such direct or indirect equity interests in the Existing Shareholder back to the Controller of such Existing Shareholder or to another Affiliate or Immediate Family Member of the Controller of such Existing Shareholder in a Permitted Transfer; or

(e) At any time during the Existing Shareholder Restrictive Period, the Transfer or grant of any Lien with respect to Common Shares by the Existing Shareholder where the Focus Shareholder has provided its prior written consent to such Transfer or grant of Lien and a written waiver of all of its rights under this ARTICLE III with respect to such Transfer or grant of Lien.

(f) At any time during the Focus Shareholder Restrictive Period, the Transfer or grant of any Lien with respect to Common Shares by the Focus Shareholder where the Existing Shareholder has provided its prior written consent to such Transfer or grant of Lien and a written waiver of all of its rights under this ARTICLE III with respect to such Transfer or grant of Lien.

(g) At any time during the JJ Media Shareholder Restrictive Period, the Transfer or grant of any Lien with respect to Common Shares by the JJ Media Shareholder where the Existing Shareholder or the Focus Shareholder or each of them, to the extent that such Party or Parties shall be entitled to any rights under Section 3.4, has provided its prior written consent to such Transfer or grant of Lien and a written waiver of all of its rights under this ARTICLE III with respect to such Transfer or grant of Lien.

(h) At any time, the Transfer of Common Shares by any of the Existing Shareholder, the Focus Shareholder, and the JJ Media Shareholder to any person pursuant to a trading plan under Rule 10b5-1 of the Exchange Act.

(i) At any time, any Transfer of any equity interest in the Focus Media Holding Limited from time to time directly or indirectly held, owned or Beneficially Owned by any Person to any other Person.

(j) At any time, any Transfer of any equity interest in the JJ Media Investment Holding Limited from time to time directly or indirectly held, owned or Beneficially Owned by any Person to any other Person.

3.3. Right of First Offer with Respect to Transfers by the Existing Shareholder, the Controller of the Existing Shareholder and the Focus Shareholder .

(a) Subject to the lock up obligations under Section 4.1 of the Securities Purchase Agreement, if any of the Existing Shareholder and the Controller of the Existing Shareholder desires to Transfer any Common Shares from time to time directly or indirectly held, owned or Beneficially Owned by the Existing Shareholder or the Controller of such Existing Shareholder, as the case may be, or any equity interest in the Existing Shareholder held, directly or indirectly, by the Controller of such Existing Shareholder during the Existing Shareholder Restrictive Period other than pursuant to any Permitted Transfer, or if the Focus Shareholder desires to Transfer any Common Shares from time to time directly or indirectly held, owned or Beneficially Owned by it during the Focus Shareholder Restrictive Period, such Transfer shall be permitted only if the Focus Shareholder, the Existing Shareholder or the Controller of such Existing Shareholder, as the case may be (the “ RFO Offeror “), fully complies with any applicable restrictions on Transfer of Common Shares under the Securities Purchase Agreement and the terms of this Section 3.3; provided that the provisions of this Section 3.3 shall not apply to Permitted Transfers.

(b) The RFO Offeror shall, prior to the Transfer of any Common Shares to which this Section 3.3 applies, give written notice (“ RFO Notice “) to the Focus Shareholder, if the RFO Offeror is the Existing Shareholder or the Controller of the Existing Shareholder, or to the Existing Shareholder, if the RFO Offeror is the Focus Shareholder (the Focus Shareholder or the Existing Shareholder, as the case may be, entitled to receive the RFO Notice, the “ RFO Holder “), setting forth (i) the number of Common Shares proposed to be Transferred (the “ RFO Common Shares “), (ii) the proposed purchase price per RFO Common Share, and payment and other material terms and conditions and (iii) an irrevocable offer to sell to the RFO Holder the RFO Common Shares set forth in the RFO Notice at the same price per share and on the same terms and conditions as set forth therein. For the avoidance of doubt, this Section 3.3 does not prohibit or restrict in any way the RFO Offeror from discussing, negotiating, or entering into any discussion or negotiation with any third party for the sale of all or a portion of the Common Shares held by the RFO Offeror.

(c) The RFO Holder shall have the right to purchase (the “Right of First Offer”), all, but not a portion, of the RFO Common Shares by delivering a written notice (the “ RFO Exercise Notice “) of exercise of the Right of First Offer to the RFO Offeror within twenty (20) days from the date of delivery of the RFO Notice (the “ RFO Response Period “), stating therein all, but not a portion, of the RFO Common Shares shall be purchased, collectively, by the RFO Holder and/or one or more wholly-owned Affiliates thereof. An RFO Exercise Notice shall be irrevocable and shall be a valid and legally binding obligation of the RFO Holder to purchase all, but not a portion, of the RFO Common Shares.

(d) If the RFO Holder shall have delivered an RFO Exercise Notice to the RFO Offeror within the RFO Response Period for all the RFO Common Shares, the RFO Offeror shall be bound to sell all RFO Common Shares to the RFO Holder within thirty (30) days thereafter (the “ RFO Purchase Period “) upon the terms set forth in the RFO Notice;  provided ,  however , that such period shall be extended following such date as necessary to permit all required approvals, consents or authorizations from, or filings or registrations with, any

Governmental Authority in connection with such purchase to be obtained or made, to the extent prior to the expiration of the RFO Purchase Period reasonably appropriate actions have been taken by the RFO Offeror to obtain such approvals, consents or authorizations, or make such filings or registrations.

(e) If the RFO Holder shall not have completed the purchase of all of the RFO Common Shares within the RFO Purchase Period, as extended as provided in Section 3.3(d), or has failed to deliver an RFO Exercise Notice within the RFO Response Period for all of the RFO Common Shares or declined in writing to exercise the Right of First Offer, then the RFO Offeror shall have the right for one hundred eighty (180) days thereafter (the “ Transfer Period “), to dispose of the RFO Common Shares in one or more Transfers thereof without being subject to any of the restrictions set forth in this Article III;  provided , however, that (i) such Transfer of the RFO Common Shares is consummated on terms not more favorable to the purchasers thereof than the terms specified in the RFO Notice and (ii) the RFO Offeror provides written confirmation to the RFO Holder that such terms comply with clause (i) hereof prior to the consummation of such sale; and provided further, that the Transfer Period shall be extended following such date as necessary to permit all required approvals, consents or authorizations from, or filings or registrations with, any Governmental Authority in connection with such Transfers to be obtained or made, to the extent prior to the expiration of the Transfer Period reasonably appropriate actions have been taken by the RFO Offeror to obtain such approvals, consents or authorizations or make such filings or registrations. If at the end of the Transfer Period, as extended as provided in this Section 3.3(e), the RFO Offeror has not completed the Transfer of the RFO Common Shares, the RFO Offeror shall no longer be permitted to dispose of such RFO Common Shares without again fully complying with the provisions of this Section 3.3.

3.4. Right of First Offer with Respect to Transfers by the JJ Media Shareholder.

(a) Subject to the lock up obligations under Section 4.1 of the Securities Purchase Agreement, if the JJ Media Shareholder desires to Transfer any Common Shares from time to time directly or indirectly held, owned, or Beneficially Owned by it during the JJ Media Shareholder Restrictive Period, such Transfer shall be permitted only if the JJ Media Shareholder fully complies with any applicable restrictions on Transfer of Common Shares under the Securities Purchase Agreement and the terms of this Section 3.4; provided that the provisions of this Section 3.4 shall not apply to Permitted Transfers.

(b) The JJ Media Shareholder shall, prior to the Transfer of any Common Shares to which this Section 3.4 applies, give written notice (“ Focus RFO Notice “) to the Focus Shareholder so long as the Focus Shareholder, together with its Affiliates, owns not less than five percent (5%) of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Focus Shareholder and its Affiliates are directly or indirectly convertible or exercisable), setting forth (i) the number of Common Shares proposed to be Transferred (the “ JJ Media RFO Common Shares “), (ii) the proposed purchase price per JJ Media RFO Common Share, and payment and other material terms and conditions and (iii) an irrevocable offer to sell to the Focus Shareholder the JJ Media RFO Common Shares set forth in the Focus RFO Notice at the same price per share and on the same terms and conditions as set forth therein. For the avoidance of doubt, this Section 3.4 does not prohibit or restrict in any way the JJ Media Shareholder from discussing, negotiating, or entering into any discussion or negotiation with any third party for the sale of all or a portion of the Common Shares held by the JJ Media Shareholder.

(c) The Focus Shareholder shall have the right to purchase (the “Focus Right of First Offer”), all, but not a portion, of the JJ Media RFO Common Shares by delivering a written notice (the “ Focus RFO Exercise Notice “) of exercise of the Focus Right of First Offer to the JJ Media Shareholder, within twenty (20) days from the date of delivery of the Focus RFO Notice (the “ Focus RFO Response Period “), stating therein all, but not a portion, of the JJ Media RFO Common Shares shall be purchased, collectively, by the Focus Shareholder and/or one or more wholly-owned Affiliates thereof. A Focus RFO Exercise Notice shall be irrevocable and shall be a valid and legally binding obligation of the Focus Shareholder to purchase all, but not a portion, of the JJ Media RFO Common Shares.

(d) If the Focus Shareholder shall not have completed the purchase of all of the JJ Media RFO Common Shares within the JJ Media RFO Purchase Period (as defined in Section 3.4(f)), as extended as provided in Section 3.4(f), or has failed to deliver a Focus RFO Exercise Notice within the Focus RFO Response Period for all of the JJ Media RFO Common Shares or declined in writing to exercise the Focus Right of First Offer, or is not entitled to the Focus RFO Notice pursuant to Section 3.4(b), the JJ Media Shareholder shall promptly give written notice (“ Existing Shareholder RFO Notice “) to the Existing Shareholder so long as the Existing Shareholder, together with its Affiliates, owns not less than five percent (5%) of all of the outstanding Common Shares (counting for such purposes all Common Shares into or for which the securities of the Company owned by the Existing Shareholder and its Affiliates are directly or indirectly convertible or exercisable), setting forth the same information and offer to the Existing Shareholder as those set forth in the Focus RFO Notice.

(e) The Existing Shareholder shall have the right to purchase (the “Existing Shareholder Right of First Offer”), all, but not a portion, of the JJ Media RFO Common Shares by delivering a written notice (the “ Existing Shareholder RFO Exercise Notice “) of exercise of the Existing Shareholder Right of First Offer to the JJ Media Shareholder within twenty (20) days from the date of delivery of the Existing Shareholder RFO Notice (the “ Existing Shareholder RFO Response Period “), stating therein all, but not a portion, of the JJ Media RFO Common Shares shall be purchased, collectively, by the Existing Shareholder and/or one or more wholly-owned Affiliates thereof. An Existing Shareholder RFO Exercise Notice shall be irrevocable and shall be a valid and legally binding obligation of the Existing Shareholder to purchase all, but not a portion, of the JJ Media RFO Common Shares.

(f) If the Focus Shareholder or the Existing Shareholder, as the case may be, shall have delivered a Focus RFO Exercise Notice or an Existing Shareholder RFO Exercise Notice, as the case may be, to the JJ Media Shareholder within the Focus RFO Response Period or the Existing Shareholder RFO Response Period, as the case may be, for all the JJ Media RFO Common Shares, the JJ Media Shareholder shall be bound to sell all JJ Media RFO Common Shares to the Focus Shareholder or the Existing Shareholder, as the case may be, within thirty (30) days thereafter (the “ JJ Media RFO Purchase Period “) upon the terms set forth in the Focus RFO Notice or the Existing Shareholder RFO Notice;  provided ,  however ,  that such period shall be extended following such date as necessary to permit all required approvals, consents or authorizations from, or filings or registrations with, any Governmental Authority in connection with such purchase to be obtained or made, to the extent prior to the expiration of the JJ Media RFO Purchase Period reasonably appropriate actions have been taken by the JJ Media Shareholder to obtain such approvals, consents or authorizations, or make such filings or registrations.

(g) If the Existing Shareholder shall not have completed the purchase of all of the JJ Media RFO Common Shares within the JJ Media RFO Purchase Period, as extended as provided in Section 3.4(f), or has failed to deliver an Existing Shareholder RFO Exercise Notice within the Existing Shareholder RFO Response Period for all of the JJ Media RFO Common Shares or declined in writing to exercise the Existing Shareholder Right of First Offer, then the JJ Media Shareholder shall have the right for one hundred eighty (180) days thereafter (the “ JJ Media Transfer Period “), to dispose of the JJ Media RFO Common Shares in one or more Transfers thereof without being subject to any of the restrictions set forth in this Article III;  provided , however, that (i) such Transfer of the JJ Media RFO Common Shares is consummated on terms not more favorable to the purchasers thereof than the terms specified in the Focus RFO Notice and the Existing Shareholder RFO Notice and (ii) the JJ Media Shareholder provides written confirmation to the Focus Shareholder and the Existing Shareholder that such terms comply with clause (i) hereof prior to the consummation of such sale; and provided further, that the JJ Media Transfer Period shall be extended following such date as necessary to permit all required approvals, consents or authorizations from, or filings or registrations with, any Governmental Authority in connection with such Transfers to be obtained or made, to the extent prior to the expiration of the JJ Media Transfer Period reasonably appropriate actions have been taken by the JJ Media Shareholder to obtain such approvals, consents or authorizations or make such filings or registrations. If at the end of the JJ Media Transfer Period, as extended as provided in this Section 3.4(g), the JJ Media Shareholder has not completed the Transfer of the JJ Media RFO Common Shares, the JJ Media Shareholder shall no longer be permitted to dispose of such JJ Media RFO Common Shares without again fully complying with the provisions of this Section 3.3.

ARTICLE IV

TERM AND TERMINATION

4.1. Term. This Agreement shall take effect immediately upon the Closing and shall continue in force until the earliest of (i) the date on which the Focus Group Shareholders cease to own any Common Shares, (ii) with respect to the Existing Shareholder, the date on which the Existing Shareholder and its Affiliates that becomes a Shareholder in accordance with the terms and provisions of this Agreement from time to time cease to own any Common Shares (iii) the date this Agreement is terminated in accordance with the provisions of this ARTICLE IV or (iv) the date this Agreement is terminated by agreement of all of the Parties in writing; provided that unless otherwise agreed in writing this Agreement will remain in force with respect to any breach or alleged breach of its terms committed during such period. The Parties agree to make such amendments as are required under the relevant rules of the Exchange.

4.2. Termination by Focus Shareholder or JJ Media Shareholder. Each of the Focus Shareholder and the JJ Media Shareholder shall be entitled to terminate this Agreement with respect to the Existing Shareholder, the Controller of the Existing Shareholder or the Company by notice in writing if the Existing Shareholder, the Controller of an Existing Shareholder or the Company becomes a Defaulting Party.

4.3. Termination by Existing Shareholder, Controller, or the Company. Each of the Existing Shareholders, the Controllers of the Existing Shareholder and the Company shall be entitled to terminate this Agreement with respect to the Focus Shareholder or the JJ Media Shareholder, as the case may be, by notice in writing if the Focus Shareholder or the JJ Media Shareholder, as the case may be, becomes a Defaulting Party.

4.4. Defaulting Party. For purposes of this Agreement, a party shall become a “Defaulting Party” if any of the events set out below shall have occurred:

(a) the Defaulting Party shall commit a material breach of any of its material obligations under this Agreement and fail to remedy such breach (if capable of remedy) within 60 days after such material breach; or

(b) the Defaulting Party shall go into liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation) or if a petition shall be presented or an order made for the appointment of an administrator in relation to the Defaulting Party or if a receiver, administrative receiver, judicial manager, manager or equivalent officer in any applicable jurisdiction shall be appointed over any part of the assets or undertaking of the Defaulting Party and such appointment is not revoked within thirty (30) days from the date of such appointment or if any event analogous to any of the foregoing shall occur in any jurisdiction; or

(c) if the Defaulting Party shall make a general assignment or any composition or arrangement with or for the benefit of its creditors or if a receiver and/or judicial manager, trustee, administrator or equivalent officer in any applicable jurisdiction is appointed in relation to the Defaulting Party or in relation to the whole or any material part of its properties or assets.

ARTICLE V

GOVERNING LAW; ARBITRATION

5.1. Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

5.2. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “ Dispute “) shall be finally settled by arbitration.

(a) The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “ HKIAC “) in accordance with the United Nations Commission on International Trade Law then in force (the “ UNCITRAL Rules “).

(b) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the UNCITRAL Rules.

(c) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(d) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(e) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(f) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

ARTICLE VI

MISCELLANEOUS

6.1. Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and may be amended, modified or supplemented only by a written instrument duly executed by all the Parties hereto.

6.2. Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive compliance with any of the agreements of the another Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No waiver of any agreement or obligation granted pursuant to this Section 6.2 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such agreement or obligation or any other agreement or obligation. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

6.3. Assignment. No Party may assign (by operation of law or otherwise) this Agreement or any of its rights, interests or obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties, except that assignments of all of the rights, interests and obligations of the Existing Shareholder or of the Focus Shareholder, as the case may be, under this Agreement to any transferee of Common Shares in a Transfer pursuant to Sections 3.2(a) and 3.3 shall be permitted. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

6.5. Remedies. In the event of a breach by any Party to this Agreement of its obligations under this Agreement, any Party injured by such breach, in addition to being entitled to exercise all rights granted by Law, including recovery of damages and costs (including reasonable attorneys’ fees), will be entitled to specific performance of its rights under this Agreement. The Parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

6.6. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person or by messenger service, (ii) on the date of confirmation of receipt of transmission by facsimile (or, the first (1st) Business Day following such receipt if (a) such date of confirmation is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Beijing time) or (iii) on the date of confirmation of receipt if delivered by an internationally recognized overnight courier service or registered or certified mail (or, the first (1st) Business Day following such receipt if (a) such date of confirmation is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Beijing time) to the respective Parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.7):

If to the Focus Shareholder:

Focus Media Holding Limited

28F, No. 369, Zhaofeng World Trade Tower

Jiangsu Road, Shanghai

PRC 200050

Attn:

Facsimile:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

3119 China World Office 1

1 Jianguomenwai Avenue

Beijing, China 100004

Attn: Douglas Markel, Esq.

Facsimile: (86-10) 5965-2988

If to the JJ Media Shareholder:

JJ Media Investment Holding Limited

c/o Focus Media Holding Limited

28F, No. 369, Zhaofeng World Trade Tower

Jiangsu Road, Shanghai

PRC 200050

Attn: Jason Nanchun Jiang

Facsimile:

If to the Existing Shareholder:

VisionChina Media Inc.

1/F Block No.6 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

The People’s Republic of China

Attn: Yingming Lei

Email: leiyingming@visionchina.cn

Facsimile: +86 755 8317-1111 If to Limin Li:

If to the Company:

VisionChina Media Inc.

1/F Block No.7 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

The People’s Republic of China

Attn: Minghua Zhou

Email: minghua.zhou@visionchina.cn

Facsimile: +86 755 8298-1111

with copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Julie Gao, Esq.

Facsimile: +(852) 39104850

6.8. Further Assurances. Each Party shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement.

6.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signatures Begin On Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

FOCUS MEDIA HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title: Chief Executive Officer

JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title: Director

FRONT LEAD INVESTMENTS LIMITED

By:	/s/ Limin Li
Name: Limin Li
Title:

LIMIN LI

By:	/s/ Limin Li

VISIONCHINA MEDIA INC.

By:	/s/ Limin Li
Name: Limin Li
Title: Chief Executive Officer